Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE            Contact:    Stacey Karshin
Office:     717-291-2739

Fulton Financial Corporation declares quarterly cash dividend

(March 20, 2018) -- LANCASTER, PA. - The Board of Directors of Fulton Financial Corporation (Nasdaq: FULT) has declared a quarterly cash dividend of twelve cents per share on its common stock, payable on April 13, 2018, to shareholders of record as of April 2, 2018. This is an increase of one cent per share over the dividend paid in January 2018.

Fulton Financial Corporation, a $20 billion Lancaster, Pa.-based financial holding company, has approximately 3,600 employees and operates more than 240 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.

Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.